Exhibit 99.1

CONFIDENTIAL DRAFT NOT FOR IMMEDIATE RELEASE

Moleculin Reports 60% of First 45 Subjects in Pivotal “MIRACLE” Phase 3 AML Trial Consented

Completion of treatment for the first 45 patients on pace for Q1 2026 with initial unblinded data thereafter; blinded response activity tracking within expected range

HOUSTON, November 13, 2025 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), today provided an enrollment update with 60% of the target number of subjects for the first planned interim unblinding of data having consented to its pivotal Phase 2B/3 “MIRACLE” study of Annamycin in combination with cytarabine for the treatment of adult patients with acute myeloid leukemia (AML) who are refractory to or relapsed (R/R) after induction therapy (R/R AML). The targeted number for the first unblinding of data is 45 subjects. Additional subjects continued to be identified by site investigators. This update is as of November 4, 2025, as identification and recruitment are ongoing. The Company expects to complete treatment of the first 45 subjects in the first quarter of 2026 with the initial unblinding of data thereafter.

Walter Klemp, Chairman and CEO of Moleculin, commented, “We’re very encouraged by the strong momentum in recruitment and enthusiasm I’ve personally heard from investigators around Europe and the US. To date, we are seeing blinded response activity tracking within our expected range, based on historical responses of the trial arm equivalents. Although enrollment at some sites in Europe has been impacted by bed shortages, the MIRACLE study continues to progress as planned. As we move toward our first unblinding milestone, we are excited about Annamycin’s potential to fill a major gap in AML treatment. We believe we’re well on our way to determining if Annamycin has the potential to offer a much-needed, safer, and more effective option for patients facing this devastating disease.”

MIRACLE Trial Progress and Next Steps

The MIRACLE study (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) is a Phase 2B/3, global multi-center, randomized, double-blind, placebo-controlled, adaptive designed clinical trial whereby data from the 2B (Part A) portion will be combined with the Phase 3 (Part B) portion for purposes of measuring its primary efficacy endpoint. The protocol for the MIRACLE trial allows for the unblinding of preliminary primary efficacy data (Complete Remission or CR) and safety/tolerability of the three arms at 45 subjects, in addition to the conclusion of Part A (at 75 to 90 subjects). The first early unblinding will yield 30 subjects treated with Annamycin (190mg/m2 and 230 mg/m2) in combination with HiDAC and 15 subjects treated with just HiDAC plus placebo.

The Company expects to reach the recruitment and treatment of the first 45 subjects in the first quarter of 2026 with unblinding thereafter, in addition to the second unblinding, which is expected in the first half of 2026. This accelerated estimated timeline is due in part to the positive response the Company received in meetings during December with potential investigators regarding recruitment for the trial.

The currently enrolled subjects are from sites across five countries, providing a diverse base of subjects. With the upcoming holidays in addition to unexpected bed shortages at certain EU sites, the Company expects treatment of enrolled subjects to slow, pushing the completion of the first 45 subjects into the first quarter of 2026. Such data will be audited, locked, and reviewed prior to release. The release of the unblinded data will be thereafter.

For more information about the MIRACLE trial, visit clinicaltrials.gov and reference identifier NCT06788756. Additionally, the clinical trial in the EU is on euclinicaltrials.eu and the reference identifier there is 2024-518359-47-00.

Annamycin, also known by its non-proprietary name of naxtarubicin, currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Annamycin also benefits from composition of matter patent protection through 2040 with the potential to extend that protection as far as 2045. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the EMA.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC (the combination of Annamycin and cytarabine, also referred to as “Ara-C”) and, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, statements regarding the continued recruitment, treatment, and receipt of the unblinded data for the first 45 subjects of the MIRACLE clinical trial as described. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
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Jenene Thomas

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